Exhibit 99.1
eBay Inc. Reports Better Than Expected Fourth Quarter and Full Year 2020 Results

•Revenue of $2.9 billion, up 28% on both an as-reported basis and an FX-Neutral basis
•Gross Merchandise Volume of $26.6 billion, up 21% on an as-reported basis and up 18% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $1.12 and $0.86, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 23.6% and 28.1%, respectively
•Returned $529 million to shareholders in Q4, including $419 million of share repurchases and $110 million paid in cash dividends
•Board of Directors declared a quarterly dividend of $0.18 per share, a 13% increase from the prior quarterly dividend, and expands share repurchase authorization by an additional $4.0 billion

San Jose, California, February 3, 2021 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its fourth quarter and full year ended December 31, 2020.

“I am proud eBay was able to be there for our buyers, sellers and community, especially in the face of a global pandemic,” said Jamie Iannone, Chief Executive Officer at eBay. “We finished the year with strong financial results, but what inspires me most is the support we’ve been able to extend to small businesses -- providing them with tools, resources and access to millions of buyers globally. We will continue to invest in product and technology in order to deliver the best marketplace in the world for our customers.”

Fourth Quarter Financial Highlights
•Revenue was $2.9 billion, up 28% on both an as-reported basis and a foreign exchange (FX) neutral basis.
•Gross merchandise volume (GMV) was $26.6 billion, up 21% on an as-reported basis and up 18% on an FX-Neutral basis.
•GAAP net income from continuing operations was $781 million, or $1.12 per diluted share.
•Non-GAAP net income from continuing operations was $600 million, or $0.86 per diluted share.
•Generated $883 million of operating cash flow and $715 million of free cash flow from continuing operations.
•Annual active buyers grew by 7%, for a total of 185 million global active buyers.

Full Year Financial Highlights
•Revenue was $10.3 billion, up 19% on an as-reported basis and up 20% on an FX-Neutral basis.
•GMV was $100.0 billion, up 17% on both an as-reported basis and an FX-Neutral basis.
•GAAP and Non-GAAP operating margin were 26.4% and 31.3%, respectively.
•Repurchased approximately $5.1 billion of its common stock and paid $447 million in cash dividends.

Business Highlights
Initiatives
•eBay continues to scale its management of payments globally, announcing expansion plans to Greater China, along with further enablement for consumer sellers in the U.S., U.K. and Germany. In Q4, over 38% of global on-platform volume was processed through managed payments, with over 50% of the payments migration completed in the U.S. eBay exited the quarter with over 1 million sellers migrated globally.
•Promoted Listings delivered over $215 million of revenue in Q4, up 60% on an as-reported basis and up 57% on an FX-Neutral basis.
•The company’s total advertising revenue reached a new milestone in 2020, passing $1 billion in revenue for the year.

Tech-led Re-imagination of the Platform
•eBay recently launched its Authenticity Guarantee service for watches and quickly rolled the service to sneakers. In the U.S., the new experience is driving material growth in these two categories. The company’s luxury watch category experienced a double-digit GMV increase from Q3 to Q4 and the sneakers category saw triple-digit growth year-over-year in Q4.
•Refurbished gifts emerged as a top trend for eBay’s holiday shoppers, with the company’s newly launched Certified Refurbished destination selling out of many brands’ product offerings.

•Building on its success in the U.S., eBay launched an optimized Brand Outlet experience in the U.K. with 150 fashion brands offering products at deep discounts.
•The eBay app was downloaded more than 50 million times during 2020.
•Keeping with eBay’s commitment to being the platform of choice for sellers, the company launched a simplified C2C seller landing page, and new sell search page to improve the seller experience and increase listing completion rate.
•The company added new features to streamline the selling experience, like QR codes for eBay shipping labels, which allow sellers to download a mobile code to scan at the nearest post office or shipping retailer and print their label. The company also expanded Multi-User Account Access by adding Shipping Labels and Shipping Tracking support, providing sellers’ employees with access to full order fulfillment.
•eBay announced an exclusive partnership with Optoro, the leader in returns technology, to streamline the resale of returned and excess inventory and support the seller community by accelerating the pace of resale.
•In Q4, eBay’s Seller Initiated Offers feature surpassed $1 billion GMV since January 1, 2020.
•eBay’s Buy APIs reached $5 billion in GMV, up by $4 billion GMB from December 2019.

Impact
•The company announced the Up & Running Grants program, which will award eBay small business sellers in the U.S. with a $10,000 grant package, building on eBay’s long-standing commitment to small businesses and economic empowerment.
•Following the onset of the pandemic, eBay partnered with the U.K.’s National Health Service, the Department for Health and Social Care, Royal Mail, Clipper and Unipart to create a new platform to quickly and efficiently distribute PPE to frontline workers. In Q4, the NHS PPE Portal, powered by eBay, reached a significant milestone delivering more than one billion PPE items to more than 45,000 social care workers in the U.K.
•To create economic opportunity amidst the pandemic, the company partnered with the Federation of Small Businesses and Adecco Working Ventures to boost youth employment opportunities for up to 1,000 people in the U.K.
•eBay was recognized for its commitment to environmental and corporate responsibility through inclusion on the Dow Jones Sustainability Index (DJSI) World and North America Indices and the Carbon Disclosure Project (CDP) A List.
•2020 was a record-breaking year for eBay for Charity as it raised nearly $123 million in global charitable donations.

General Business Updates
•The company announced the appointment of two new executive leaders: Julie Loeger as Global Chief Growth Officer and Cornelius Boone as Chief People Officer.
•eBay announced it initiated a process to explore, review and evaluate a range of strategic alternatives for its Korea business. The company is considering options that would maximize value for its shareholders and create future growth opportunities for the business.
•Regarding the transfer of its Classifieds business to Adevinta, the company believes it remains on track to complete the transfer in Q1 2021, subject to regulatory approvals.

Fourth Quarter and Full Year 2020 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2020	2019	Change		2020	2019	Change
eBay Inc.
Net revenues	$2,868	$2,236	$632	28%	$10,271	$8,636	$1,635	19%
GAAP - Continuing Operations
Income (loss) from continuing operations	$781	$469	$312	66%	$2,542	$1,516	$1,026	68%
Earnings (loss) per diluted share from continuing operations	$1.12	$0.58	$0.54	94%	$3.54	$1.77	$1.77	100%
Non-GAAP - Continuing Operations
Net income	$600	$535	$65	12%	$2,452	$1,956	$496	25%
Earnings per diluted share	$0.86	$0.66	$0.20	31%	$3.41	$2.29	$1.12	49%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 23.6% for the fourth quarter of 2020, compared to 21.4% for the same period last year. Non-GAAP operating margin increased to 28.1% in the fourth quarter of 2020, compared to 27.9% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the fourth quarter of 2020 was 29.5%, compared to 4.9% for the fourth quarter of 2019. The non-GAAP effective tax rate for continuing operations for the fourth quarter of 2020 was 16.9%, compared to 4.7% for the fourth quarter of 2019.
•Cash flow – The company generated $883 million of operating cash flow from continuing operations and $715 million of free cash flow from continuing operations during the fourth quarter of 2020.
•Capital returns – The company repurchased approximately $419 million of its common stock, or more than 8 million shares, in the fourth quarter of 2020. The company's total repurchase authorization remaining as of December 31, 2020 was $2.0 billion. The company also paid cash dividends of $110 million during the fourth quarter of 2020.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.1 billion as of December 31, 2020.
Business Outlook
eBay is providing the following guidance for continuing operations for Q1 2021.

In billions, except per share data and percentages	Q1 2021 Guidance
Revenue	$2.94 - $2.99
Organic FX-Neutral Y/Y Growth	35 - 37%

GAAP EPS	$0.81 - $0.86

Non-GAAP EPS	$1.03 - $1.08

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.18 per share of the company's common stock. The dividend is payable on March 19, 2021 to stockholders of record as of March 1, 2021.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss fourth quarter and full year 2020 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (833) 350-1438 in the U.S. and (647) 689-6641 internationally. The passcode for the conference line is 8654953. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled $100 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on an FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the first quarter and full year 2021 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends, share repurchases, and the closing of the announced transaction with Adevinta ASA (the “Transaction”), the potential benefits of the Transaction and the impact of the Transaction on future results. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; the possibility that regulatory and other approvals and conditions to the Transaction are not received or satisfied on a timely basis or at all; the possibility that eBay may not fully realize the projected benefits of the Transaction; changes in the anticipated timing for closing the Transaction; business disruption during the pendency of or following the Transaction; diversion of management time on Transaction-related issues; the reaction of customers and other persons to the Transaction; and other events that could adversely impact the completion of the Transaction, including COVID-19 and industry or economic conditions outside of our control.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2020	December 31, 2019
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,428	$901
Short-term investments	2,398	1,850
Accounts receivable, net of allowance for doubtful accounts of $97 and $82	412	555
Other current assets	1,764	1,064
Current assets of discontinued operations	—	141
Current assets held for sale	1,188	195
Total current assets	7,190	4,706
Long-term investments	833	1,275
Property and equipment, net	1,358	1,460
Goodwill	4,675	4,533
Intangible assets, net	12	39
Operating lease right-of-use assets	509	583
Deferred tax assets	3,537	3,980
Warrant asset	1,051	281
Other assets	145	133
Long-term assets of discontinued operations	—	306
Long-term assets held for sale	—	878
Total assets	$19,310	$18,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$18	$1,020
Accounts payable	332	229
Accrued expenses and other current liabilities	2,910	2,097
Deferred revenue	110	129
Income taxes payable	180	169
Current liabilities of discontinued operations	—	259
Current liabilities held for sale	452	163
Total current liabilities	4,002	4,066
Operating lease liabilities	380	461
Deferred tax liabilities	2,359	2,355
Long-term debt	7,745	6,738
Other liabilities	1,263	1,353
Long-term liabilities of discontinued operations	—	26
Long-term liabilities held for sale	—	305
Total liabilities	15,749	15,304

Total stockholders' equity	3,561	2,870
Total liabilities and stockholders' equity	$19,310	$18,174

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Net revenues	$2,868	$2,236	$10,271	$8,636
Cost of net revenues (1)	742	556	2,473	2,136
Gross profit	2,126	1,680	7,798	6,500
Operating expenses:
Sales and marketing (1)	804	637	2,639	2,368
Product development (1)	299	241	1,087	976
General and administrative (1)	253	249	1,003	1,005
Provision for transaction losses	86	68	331	262
Amortization of acquired intangible assets	7	7	27	28
Total operating expenses	1,449	1,202	5,087	4,639
Income from operations	677	478	2,711	1,861
Interest and other, net	432	16	709	(112)
Income from continuing operations before income taxes	1,109	494	3,420	1,749
Income tax provision	(328)	(25)	(878)	(233)
Income from continuing operations	$781	$469	$2,542	$1,516
Income from discontinued operations, net of income taxes	64	87	3,125	270
Net income	$845	$556	$5,667	$1,786

Income per share - basic:
Continuing operations	$1.14	$0.58	$3.58	$1.79
Discontinued operations	0.09	0.11	4.40	0.31
Net income per share - basic	$1.23	$0.69	$7.98	$2.10

Income per share - diluted:
Continuing operations	$1.12	$0.58	$3.54	$1.77
Discontinued operations	0.09	0.11	4.35	0.32
Net income per share - diluted	$1.21	$0.69	$7.89	$2.09

Weighted average shares:
Basic	688	807	710	849
Diluted	697	812	718	856

(1) Includes stock-based compensation as follows:
Cost of net revenues	$11	$11	$43	$46
Sales and marketing	29	20	89	76
Product development	43	42	159	169
General and administrative	37	37	140	140
	$120	$110	$431	$431

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions)
Cash flows from operating activities:
Net income	$845	$556	$5,667	$1,786
(Income) loss from discontinued operations, net of income taxes	(64)	(87)	(3,125)	(270)
Adjustments:
Provision for transaction losses	86	68	331	262
Depreciation and amortization	138	155	609	629
Stock-based compensation	120	110	431	431
(Gain) loss on sale of business	—	—	—	52
(Gain) loss on investments, net	(238)	(1)	(237)	—
Deferred income taxes	239	17	408	(5)
Change in fair value of warrant	(274)	(77)	(770)	(133)
Changes in assets and liabilities, net of acquisition effects	31	(47)	(168)	(169)
Net cash provided by continuing operating activities	883	694	3,146	2,583
Net cash provided by (used in) discontinued operating activities	(125)	117	(727)	531
Net cash provided by operating activities	758	811	2,419	3,114
Cash flows from investing activities:
Purchases of property and equipment	(168)	(129)	(494)	(523)
Purchases of investments	(3,990)	(9,576)	(32,887)	(46,966)
Maturities and sales of investments	4,389	10,065	33,129	50,548
Equity investment in Paytm Mall	—	—	—	(160)
Other	(6)	8	33	23
Net cash provided by (used in) continuing investing activities	225	368	(219)	2,922
Net cash provided by (used in) discontinued investing activities	(11)	(10)	4,013	(135)
Net cash provided by investing activities	214	358	3,794	2,787
Cash flows from financing activities:
Proceeds from issuance of common stock	35	47	90	106
Repurchases of common stock	(427)	(1,002)	(5,137)	(4,973)
Payments for taxes related to net share settlements of restricted stock units and awards	(44)	(40)	(175)	(202)
Payments for dividends	(110)	(113)	(447)	(473)
Proceeds from issuance of long-term debt, net	—	—	1,765	—
Repayment of debt	—	—	(1,771)	(1,550)
Other	(3)	(2)	(15)	(1)
Net cash used in continuing financing activities	(549)	(1,110)	(5,690)	(7,093)
Net cash provided by (used in) discontinued financing activities	—	2	(2)	2
Net cash used in financing activities	(549)	(1,108)	(5,692)	(7,091)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	52	26	77	(33)
Net increase (decrease) in cash, cash equivalents and restricted cash	475	87	598	(1,223)
Cash, cash equivalents and restricted cash at beginning of period	1,119	909	996	2,219
Cash, cash equivalents and restricted cash at end of period	1,594	996	1,594	996
Less: Cash and cash equivalents and restricted cash of held for sale business	23	22	23	22
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	52	—	52
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,571	$922	$1,571	$922

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,598	$2,355	$2,447	$1,900	$1,977
Current quarter vs prior year quarter	31%	29%	30%	1%	—%
Percent from international	60%	59%	60%	62%	64%

Marketing services and other revenues	270	251	221	229	259
Current quarter vs prior year quarter	5%	(1)%	(18)%	(17)%	(19)%
Percent from international	55%	55%	50%	52%	51%

Total net revenues (2)	$2,868	$2,606	$2,668	$2,129	$2,236
Current quarter vs prior year quarter	28%	25%	24%	(1)%	(3)%

(1) Hedge gain/(loss)	$(8)	$6	$17	$—	$29
(2) Foreign currency impact	$45	$31	$(40)	$(35)	$(5)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(In millions, except percentages)
Active Buyers (1)	185	183	182	174	174
Current quarter vs prior year quarter	7%	5%	5%	2%	2%

Gross Merchandise Volume (2)
U.S.	$9,624	$9,790	$10,489	$7,631	$7,694
Current quarter vs prior year quarter	25%	33%	35%	(4)%	(9)%
International	$16,934	$15,259	$16,646	$13,628	$14,272
Current quarter vs prior year quarter	19%	16%	22%	—%	(4)%
Total GMV	$26,558	$25,049	$27,135	$21,259	$21,966
Current quarter vs prior year quarter	21%	22%	26%	(1)%	(5)%

(1)All buyers who successfully closed a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Total value of all successfully closed transactions between users on our platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platform in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
March 31, 2021
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.94 - $2.99	$2.94 - $2.99
Diluted EPS from continuing operations	$0.81 - $0.86	$1.03 - $1.08

(a) Estimated non-GAAP amounts above for the three months ending March 31, 2021 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $5 - $10 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $110 - $120 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $45 - $55 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on an FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions, except percentages)
GAAP operating income	$677	$478	$2,711	$1,861
Stock-based compensation expense and related employer payroll taxes	120	113	439	446
Amortization of acquired intangible assets within cost of net revenues	—	2	1	7
Amortization of acquired intangible assets within operating expenses	7	7	27	28
Other significant gains, losses or charges	—	23	39	103
Total non-GAAP operating income adjustments	127	145	506	584
Non-GAAP operating income	$804	$623	$3,217	$2,445
Non-GAAP operating margin	28.1%	27.9%	31.3%	28.3%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$1,109	$494	$3,420	$1,749
GAAP provision for income taxes	(328)	(25)	(878)	(233)
GAAP net income from continuing operations	$781	$469	$2,542	$1,516
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	127	145	506	584
(Gain) loss on investments and sale of business	(239)	—	(236)	52
Change in fair market value of warrant	(274)	(77)	(770)	(133)
Tax effect of non-GAAP adjustments	205	(2)	410	(63)
Non-GAAP net income from continuing operations	$600	$535	$2,452	$1,956

Diluted net income from continuing operations per share:
GAAP	$1.12	$0.58	$3.54	$1.77
Non-GAAP	$0.86	$0.66	$3.41	$2.29
Shares used in GAAP and non-GAAP diluted net income per-share calculation	697	812	718	856

GAAP effective tax rate - Continuing operations	29.5%	4.9%	25.7%	13.3%
Tax effect of non-GAAP adjustments to net income from continuing operations	(12.6)%	(0.2)%	(9.7)%	(0.2)%
Non-GAAP effective tax rate - Continuing operations	16.9%	4.7%	16.0%	13.1%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions)
Net cash provided by continuing operating activities	$883	$694	$3,146	$2,583
Less: Purchases of property and equipment	(168)	(129)	(494)	(523)
Free cash flow	$715	$565	$2,652	$2,060

*Presented on a continuing operations basis